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                                                                    Exhibit 10.3

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT



         This Amended and Restated Employment Agreement is made this 20th day of April, 1999 between PhyCor, Inc., a Tennessee corporation (the "Company"), and John K. Crawford ("Employee").

                              W I T N E S S E T H:

         WHEREAS, the Company and Employee entered into an Employment Agreement, dated August 1, 1997, and have renegotiated the terms of such Employment Agreement; and

         WHEREAS, the Company desires to continue to employ Employee and Employee desires to accept such continued employment by the Company subject to the terms and conditions contained herein;

         WHEREAS, in serving as an employee of the Company, Employee will be in a position in which Employee will participate in the use and development of confidential proprietary information about the Company's, its subsidiaries' and affiliates' present and future products, its customers and suppliers and the methods which the Company and its employees use in competition with other companies, as to which the Company desires to protect fully its rights;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in consideration of the promises and the mutual covenants and agreements herein set forth, the parties agree as follows:

         1. Employment. The Company hereby employs Employee as Executive Vice President - Finance, Treasurer and Chief Financial Officer, and Employee accepts such employment with the Company, subject to the terms and conditions set forth herein. Employee shall perform all duties and services incident to the position of Executive Vice President, and Chief Financial Officer and Employee shall perform such other duties and services as may be prescribed by the Bylaws of the Company or established by the President or the Board of Directors of the Company from time to time; provide, however, that without Employee's written consent:
(i) the duties and services of Employee hereunder shall not be materially altered in a manner inconsistent with Employee's position and original duties hereunder, and (ii) Employee shall not be required to relocate more than 25 miles from the Company's Nashville, Tennessee office. During his employment hereunder, Employee shall devote his best efforts and attention, on a full-time basis, to the performance of the duties required of him as an employee of the Company.

         2. Compensation. As compensation for services rendered by Employee hereunder, Employee shall receive:




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                           (a) An annual salary of $425,000, or such higher
                  salary as shall be determined by the Company's Compensation Committee payable in arrears in equal monthly installments;

                           (b) Insurance and other benefits equivalent to the
                  benefits provided other similar employees of the Company, which are set forth in Appendix I hereto;

                           (c) Participation in the Company's bonus program with
                  a structure consistent with the structure applied to the Company's executive officers but at a percentage level reduced from that of the executive officers but consistent with past practice of the percentage applicable to Employee;

                           (d) Six weeks of compensated vacation time, to be
                  taken at any time during each year of the term of this Agreement;

                           (e) Participation, when eligible, in the Company's
                  retirement plan as such plan may be amended or modified by the Company from time to time; and

                           (f) Reimbursement for all reasonable expenses
                  incurred by Employee in the performance of his duties under this Agreement, provided that Employee submits verification of such expenses in accordance with the policies of the Company.

                           (g) Immediate vesting of all options granted under
                  the Company's Employee Incentive Stock Plan or any similar plan adopted by the Company for such period of time as the executive officers of the Company receive immediate vesting of all options.

         3.       Confidential Information and Trade Secrets.

                  3.1 Employee recognizes that Employee's position with the Company requires considerable responsibility and trust, and, in reliance on Employee's loyalty, the Company may entrust Employee with highly sensitive confidential, restricted and proprietary information involving Trade Secrets and Confidential Information.

                  3.2 For purposes of this Agreement, a "Trade Secret" is any scientific or technical information, design, process, procedure, formula or improvement that is valuable and not generally known to competitors of the Company, its subsidiaries and affiliates. "Confidential Information" is any data or information, other than Trade Secrets, that is important, competitively sensitive, and not generally known by the public, including, but not limited to, the Company's business plan, business prospects, training manuals, product development plans,



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bidding and pricing procedures, market strategies, internal performance statistics, financial data, confidential personnel information concerning employees of the Company, supplier data, operational or administrative plans, policy manuals, and terms and conditions of contracts and agreements and such similar information relating to subsidiaries and affiliates of the Company. The terms "Trade Secret" and "Confidential Information" shall not apply to information which is (i) already in Employee's possession (unless such information was obtained by Employee from the Company or was obtained by Employee in the course of Employee's employment by the Company), (ii) received by Employee from a third party with no restriction on disclosure, or (iii) required to be disclosed by any applicable law.

                  3.3 Except as required to perform Employee's duties as an employee, Employee will not use or disclose any Trade Secrets or Confidential Information during employment, at any time after termination of employment and prior to such time as they cease to be Trade Secrets or Confidential Information through no act of Employee in violation of this Section 3.

                  3.4 Upon the request of the Company and, in any event, upon the termination of employment hereunder, Employee will surrender to the Company all memoranda, notes, records, drawings, manuals or other documents pertaining to the Company's business, Employee's employment (including all copies thereof) or the business of the Company's subsidiaries or affiliates. Employee will also leave with the Company all materials involving any Trade Secrets or Confidential Information of the Company. All such information and materials, whether or not made or developed by Employee, shall be the sole and exclusive property of the Company, and Employee hereby assigns to the Company all of Employee's right, title and interest in and to any and all of such information and materials.

         4.       Covenant Not to Compete.

                  4.1 Employee hereby covenants and agrees with the Company that except as provided below, commencing on the date hereof and ending 24 months after the stated expiration date of this Agreement (whether or not this Agreement terminates at an earlier date), Employee will not directly or indirectly (i) operate, develop or own any interest other than the ownership of less than 5% of the equity securities of a publicly traded company, in any business which has significant activities (viewed in relation to the business of the Company, its subsidiaries or affiliates), or has announced intentions to focus significant resources, relating to the ownership, management or operation of multi-specialty medical clinics, physician group practices, independent practice associations, management service organizations or other similar entities (a "Business"); (ii) compete with the Company or its subsidiaries and affiliates in the operation or development of any Business within the 48 contiguous states of the United States of America; (iii) be employed by any business which owns, manages, or operates a Business; (iv) interfere with, solicit, disrupt or attempt to disrupt any past, present or prospective




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relationship, contractual or otherwise, between the Company, or its subsidiaries or affiliates, and any customer, client, supplier or employee of the Company, or its subsidiaries or affiliates; or (v) solicit any employee of the Company, or its subsidiaries or affiliates, to leave their employment with the Company or its subsidiaries or affiliates, as the case may be, or hire any such employee to work for a Business; provided, however, that if Employee's employment hereunder is terminated without cause prior to the expiration of this Agreement, these provisions of Section 4.1 shall apply only for the period in which the Company is obligated to pay and pays Employee's compensation. The provisions of this Agreement do not restrict the Employee from the employment with an individual multi-specialty medical clinic, an individual physician group practice, an independent practice association, a management service association or other similar entity provided such employment is not primarily focused upon the acquisition and management of physician organizations similar to the operations of the Company. In addition, the provisions of this Agreement do not restrict Employee from employment with a professional accounting firm which provides consulting services to multi-specialty medical clinics or physician group practices. Employee shall not be entitled to circumvent the provisions of this
Section 4.1 by entering into a relationship with a Business as a consultant, director, advisor, or otherwise, which has the effect of competing with the Company.

                  4.2 If a judicial determination is made that any of the provisions of this Section 4 constitutes an unreasonable or otherwise unenforceable restriction against Employee, the provisions of this Section 4 shall be rendered void only to the extent that such judicial determination finds such provisions to be unreasonable or otherwise unenforceable. In this regard, the parties hereto hereby agree that any judicial authority construing this Agreement shall be empowered to sever any portion of the territory or prohibited business activity from the coverage of this Section 4 and to apply the provisions of this Section 4 to the remaining portion of the territory or the remaining business activities not so severed by such judicial authority. Moreover, notwithstanding the fact that any provisions of this Section 4 are determined not to be specifically enforceable, the Company shall nevertheless be entitled to recover monetary damages as a result of the breach of such provision by Employee. The time period during which the prohibitions set forth in this
Section 4 shall apply shall be tolled and suspended as to Employee for a period equal to the aggregate quantity of time during which Employee violates such prohibitions in any respect.

         5. Specific Enforcement. Employee specifically acknowledges and agrees that the restrictions set forth in Sections 3 and 4 hereof are reasonable and necessary to protect the legitimate interest of the Company and that the Company would not have employed Employee in the absence of such restrictions. Employee further acknowledges and agrees that any violation of the provisions of Sections 3 or 4 hereof will result in irreparable injury to the Company, that the remedy at law for any violation or threatened violation of such Sections will be inadequate and


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that in the event of any such breach, the Company, in addition to any other remedies or damages available to it at law or in equity, shall be entitled to temporary injunctive relief before trial from any court of competent jurisdiction as a matter of course and to permanent injunctive relief without the necessity of proving actual damages. The existence of any claim or cause of action on the part of Employee against the Company, whether arising from this Agreement or otherwise, shall not constitute a defense to the granting or enforcement of this injunctive relief. If the Company is required to enforce any of its rights under this Agreement, the Company shall be entitled to recover from Employee all attorneys' fees, court costs and other expenses incurred by the Company in connection with the enforcement of those rights.

         6. Term of Agreement. This Agreement shall continue for an initial period of five years from the date hereof unless sooner terminated by either party in the manner set forth herein. For purposes of this Amended and Restated Employment Agreement, the commencement date of this Agreement shall be August 1, 1997. Commencing 30 months prior to the end of the initial term (and thereafter commencing on each date which is 30 months prior to the end of the then term), the Company and Employee will negotiate in good faith for the renewal of this Agreement for an additional term with the intent that this Agreement shall at all times have a remaining term of greater than 24 months, subject to earlier termination as hereinafter provided. In the event (a) the Company elects not to renew this Agreement or (b) the parties have failed to enter into a renewal agreement by 24 months prior to the end of the then term or extend the negotiation period, or (c) the parties have failed to enter into a renewal agreement by the end of the extended negotiation period, then the Company shall be deemed to have terminated this Agreement pursuant to the provisions of
Section 10 hereof, effective 24 months prior to the end of the then term or effective the date the extended negotiation period terminates, whichever is later. In the event Employee elects not to renew this Agreement, Employee shall continue to be employed and perform his obligations and responsibilities hereunder for the remaining term of this Agreement, and be bound by the provisions of Section 4 of this Agreement as hereinafter provided. The date upon which this Agreement and Employee's employment hereunder shall terminate, whether pursuant to the terms of this Section or pursuant to any other provision of this Agreement shall hereafter be referred to as the "Termination Date".

         7. Termination Upon Death of the Employee. In the event the Employee dies during the term of this Agreement, this Agreement shall immediately terminate and neither the Employee nor the Company shall have any further obligations hereunder, except that (a) the Company shall continue to be obligated under Section 2(a) hereof for any unpaid salary, bonus or unreimbursed expenses owed to Employee or his estate that have accrued but not been paid as of the Termination Date and any death benefits to which Employee is entitled under the



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Company's benefit programs and (b) the Company shall pay to Employee's estate an amount equal to three months salary.

         8. Termination by Employee. Employee may at any time terminate his employment by giving the Company sixty (60) days prior written notice of his intent to terminate the Agreement. At the Termination Date, the Company shall have no further obligation to Employee and Employee shall have no further rights or obligations hereunder, except as set forth in Sections 3 and 4 above, and except for the Company's obligation under Section 2 hereof for unpaid salary, accrued benefits or unreimbursed expenses that have accrued but have not been paid as of the Termination Date. A termination by Employee pursuant to the last sentence of Section 10 hereof shall not constitute a termination under this
Section 8.

         9. Termination for Cause. The Company shall have the right at any time to terminate Employee's employment immediately for cause, which shall include any of the following reasons:

                    (a) If Employee shall violate the provisions of Sections 3 or 4 of this Agreement, or shall fail to comply with any other material term or condition of this Agreement or shall engage in any material misconduct, neglect of duties or failure to act which materially and adversely affects the business or affairs of the Company; or

                    (b) If Employee shall (i) be convicted of a felony or (ii)
               commit an act of dishonesty, fraud or embezzlement against the Company or its affiliates.

         Employee's obligations under Sections 3 and 4 hereof shall survive the termination of the Agreement pursuant to this Section 9. In the event Employee's employment hereunder is terminated in accordance with this Section, the Company shall have no further obligation to make any payments to Employee hereunder except for unpaid salary, accrued benefits or unreimbursed expenses that have accrued but have not been paid as of the Termination Date.

         10. Termination Without Cause. In the event Employee is terminated without cause during the term hereof (which shall not include a termination pursuant to Sections 7, 8, 9 or 11), the Company shall pay Employee all bonuses and unreimbursed expenses owed to Employee that have accrued but have not been paid as of the Termination Date. The Company shall (a) continue to pay to Employee his salary set forth in Section 2(a) hereof for the longer of (i) the remaining term of this Agreement or (ii) a period of 24 months, (b) continue to provide the insurance and other benefits of Section 2(a) hereof for the period the salary is paid, (c) cause all grants of outstanding options, restricted stock, bonus stock and any other incentive stock award to become fully vested, and (d) cause all deferred compensation, supplemental retirement programs and similar programs to become fully funded. The Company's obligations pursuant to this Section 10 shall



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terminate immediately if Employee obtains employment which is in violation of
Section 4 hereof, whether or not the provisions of Section 4 are then applicable to Employee.

         In the event the Company is merged or consolidated with or into another company and the Company does not survive the transaction or survives only as a subsidiary of another company, or in the event any person or group (as such terms are defined in Section 13 (d) of the Securities Exchange Act of 1934, as amended) becomes the holder of 50% or more of the outstanding voting securities of the Company or has the power, directly or indirectly, to designate a majority of the members of the Board of Directors of the Company, then in any such event a termination of this Agreement by Employee for any reason within the first two years after the consummation of any of the foregoing transactions shall constitute a termination without cause by the Company and Employee shall be entitled to the amounts provided for in this Section 10.

         11. Disability of Employee. If, on account of physical or mental disability, Employee shall fail or be unable to perform his assigned duties in any material respect for a period of sixty (60) consecutive days, the Company shall pay Employee his full salary as set forth in Section 2(a) hereof and shall provide the insurance, bonus and other benefits of Section 2(a) for a period of six months from the date such disability began or for such shorter period as Employee is unable to perform his duties hereunder; provided, however, that Employee's salary shall be reduced by any disability income paid to him pursuant to any disability insurance policy maintained under this Agreement. In the event Employee is unable to perform his duties hereunder after the expiration of the six-month period, this Agreement shall automatically terminate. Employee shall not be required to perform his obligations under Section 1 hereof during any period of disability. Furthermore, the Company's obligations pursuant to this
Section 11 shall continue regardless of whether Employee seeks, accepts or undertakes other employment during the six-month period unless such employment is in violation of Section 4 hereof, as determined in good faith by the Board of Directors.

         12. Notices. Any notice or other communications under this Agreement shall be in writing, signed by the party making the same, and shall be delivered personally or sent by certified or registered mail, postage prepaid, addressed as follows:

         If to Employee:               John K. Crawford
                                       606 Post Oak Circle
                                       Brentwood, Tennessee 37027


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         If to the Company:            PhyCor, Inc.
                                       30 Burton Hills Boulevard, Suite 400
                                       Nashville, Tennessee 37215
                                       Attention: President

or to such other address as may hereafter be designated by either party hereto. All such notices shall be deemed given on the date personally delivered or mailed.

         13. Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Tennessee.

         14. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid, but if any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability for any such provisions in every other respect and of the remaining provisions of this Agreement shall not be in any way impaired.

         15. Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter contained herein. There are no restrictions, promises, covenants, or undertakings, other than those expressly set forth herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter. This Agreement may not be changed except by a writing executed by the parties.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement on the day and year first above written.

                                              PHYCOR, INC.


Attest:                                       By /s/ Joseph C. Hutts
                                                -------------------------------
                                              Title: Chairman and Chief
                                                     Executive Officer
/s/ N. Carolyn Forehand                              ---------------------------
--------------------------
Title:  Secretary

Witness:                                      EMPLOYEE

/s/ Becky Summar                              /s/ John K. Crawford
--------------------------                    ---------------------------------
                                              John K. Crawford



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                                   APPENDIX I
                                GENERAL BENEFITS

A.       Insurance

         The following insurance plans will be part of the benefit package:

         * Life Insurance - benefits pursuant to programs adopted by the Company's Compensation Committee from time to time

         * General Medical and Dental Insurance - Employee and dependent, basic and major medical indemnity plans, will be provided.

         *   Long Term Disability Coverage per individual policies

B. Such other benefits, such as supplemental retirement benefits, as may be approved from time to time by the Company's Compensation Committee.